As filed with the Securities and Exchange Commission on January 22, 2004
                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            COMSTOCK RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

          NEVADA                       1311                        94-1667468
(State or other jurisdiction of  (Primary Standard Industries  (I.R.S. Employer
 incorporation or organization)   Classification Code Number)  Identification Number)

5300 Town and Country Blvd., Suite 500                       M. Jay Allison
     Frisco, Texas 75034                         President and Chief Executive Officer
        (972) 668-8800                          5300 Town and Country Blvd., Suite 500
                                                             Frisco, Texas 75034
    (Address, including zip code, and                          (972) 668-8800
  telephone number, including area code,               (Name, Address, including zip
of Registrant's principal executive offices)     code, and telephone number, including area
                                                          code, of agent for service)

                                   Copies to:
                                Jack E. Jacobsen
                          Locke Liddell & Sapp LLP
                          2200 Ross Avenue, Suite 2200
                               Dallas, Texas 75201
                                 (214) 740-8000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. |_|
     If any of the securities being registered on this Form are to offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest
reinvestment, plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=================================================================================================
                                                                   Proposed
 Title of Each Class                Amount        Proposed          Maximum           Maximum
   of Securities                     to be      Offering Price     Aggregate         Amount of
  to be Registered                Registered(1)  Per Share(2)   Offering Price   Registration Fee
Common Stock, $.50 par value.....    2,220,000      $18.76          $41,647,200       $3,369
Preferred Stock Purchase Rights..       (3)           (3)               (3)             (3)
=================================================================================================

(1)  Represents the number of shares to be issued or issuable upon exercise of certain common stock purchase warrants.
(2)  Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(c) based upon the average of the high and low price of a share of common stock on January 16, 2004 as quoted on the New York Stock
     Exchange.
(3)  There are hereby registered Preferred Stock Purchase Rights ("Rights"), which Rights (i) are related to shares of common stock in the ratio of one
     Right to one share, (ii) are not evidenced by separate certificates and
     (iii) may not be transferred except upon transfer of the related shares of common stock. The value attributable to the Rights is reflected in the market value of the related shares of common stock and therefore, the inclusion of the Rights does not increase the proposed maximum offering price under this Registration Statement. Consequently, no additional registration fee is payable for the registration of the Rights.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               Subject to Completion, Dated  ___________, 2004

PROSPECTUS

                            COMSTOCK RESOURCES, INC.

                        2,220,000 Shares of Common Stock

     We are registering for resale a total of 2,220,000 shares of our common stock, par value of $.50 per share, for sale by the selling security holders identified in this prospectus. Please see the section in this prospectus entitled "Selling Security Holders."

     The selling security holders will be issued shares of our common stock upon exercise of warrants to purchase our common stock that have been issued to them in connection with an exploration venture.

     We will not receive any of the proceeds from the sale of the common stock by the selling security holders. We have agreed to pay the expenses of the selling security holders in connection with the registration of these shares of our common stock. We estimate those expenses to be $16,000.

     The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     The selling security holders may offer the shares from time to time through public or private transactions on or off the New York Stock Exchange at prevailing market prices, at prices related to such prevailing market prices or at privately negotiated prices. Our common stock is listed on the New York Stock
Exchange under the symbol "CRK." On January 21, 2004, the last reported sale price for our common stock was $19.31 per share. The complete mailing address and telephone number of our principal executive office is 5300 Town and Country
Blvd., Suite 500, Frisco, Texas 75034; (972) 668- 8800.

                                   __________

     This investment involves a high degree of risk. Please see the section in this prospectus entitled "Risk Factors" beginning on page 9.

                                   __________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   __________

                The date of this prospectus is ____________, 2004

                                TABLE OF CONTENTS

                                                                          PAGE

About this Prospectus........................................................3

Cautionary Statement Regarding

                                        2

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the
SEC. This prospectus only provides you with a general description of the securities being offered by the selling security holders. You should read this prospectus together with the additional information described under the heading
"WHERE YOU CAN FIND MORE INFORMATION."

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information.
If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "Comstock," "we," "us," and "our" mean Comstock
Resources, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, warrants and units collectively as the "securities."

                                        3

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus, including the documents incorporated by reference herein and our public releases include
"forward-looking statements" within the meaning of Section 27A of the Securities
Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These
forward- looking statements are identified by their use of terms such as
"expect," "estimate," "anticipate," "project," "plan," "intend," "believe" and similar terms. All statements, other than statements of historical facts, included in or incorporated by reference to this prospectus, are forward-looking statements, including statements under the caption "Risk Factors," regarding:

     o    budgeted capital expenditures;

     o    increases in oil and natural gas production;

     o    the number of anticipated wells to be drilled after the date hereof;

     o    our financial position;

     o    oil and natural gas reserve estimates;

     o    business strategy; and

     o    other plans and objectives for future operations.

     Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

     o    the risks described in the sections captioned "Risk Factors" in this prospectus;

     o    the timing and success of our drilling activities;

     o    the volatility of prices and supply of, and demand for, oil and natural gas;

     o    the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

     o    our ability to successfully identify, execute or effectively integrate future acquisitions;

     o    the usual hazards associated with the oil and gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

     o    our ability to effectively market our oil and natural gas;

     o    the availability of rigs, equipment, supplies and personnel;

     o    our ability to acquire or discover additional reserves;

     o    our ability to satisfy future capital requirements;

     o    changes in regulatory requirements;

     o    general economic and competitive conditions;

     o    our ability to retain key members of our senior management and key employees; and

     o    continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage.

                                        4

     There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured.
Furthermore, the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.
As a result, estimates made by different engineers often vary from one to another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of the estimate and the revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.
Additional important factors that could cause actual results to differ materially from our expectations are discussed in "Risk Factors" and elsewhere in this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for
2003 and beyond could differ materially from those expressed in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

                            COMSTOCK RESOURCES, INC.

     We are an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas operations are concentrated in the Gulf of Mexico, East
Texas / North Louisiana, Southeast Texas and South Texas regions. In addition, we have properties in the Illinois Basin region in Kentucky and in the
Mid-Continent regions located in the Texas panhandle, Oklahoma and Kansas. Our oil and natural gas properties are estimated to have proved reserves of 613.9
Bcfe as of December 31, 2002. Our proved oil and natural gas reserve base is 80%
natural gas and 66% proved developed on a Bcfe basis as of December 31, 2002.

     Our proved reserves at December 31, 2002 and our 2002 average daily production are summarized below:

                                    Proved Reserves at December 31, 2002           2002 Daily Production
                                  ---------------------------------------   ---------------------------------------
                                                                   % of                                      % of
                                    Oil       Gas       Total      Total      Oil       Gas       Total     Total
                                  ------    -------    -------    -------   -------   -------    -------    -------
                                 (MMBbls)     (Bcf)     (Bcfe)              (MBbls/d) (MMcf/d)  (MMcfe/d)
Gulf of Mexico ...............      15.6       96.1      189.7       30.9       2.2      20.7       33.6       29.8
East Texas / North Louisiana..       1.1      182.0      188.5       30.7       0.3      32.4       34.2       30.4
Southeast Texas ..............       3.1      107.1      125.5       20.4       0.9      24.3       29.5       26.2
South Texas ..................       0.7       47.0       51.3        8.4       0.1       6.5        7.0        6.2
Other Regions ................       0.3       56.6       58.9        9.6       0.1       7.2        8.3        7.4
                                  ------    -------    -------    -------     -----    ------    -------    -------
    Total ....................      20.8      488.8      613.9      100.0%      3.6      91.1      112.6      100.0%
                                  ======    ======     =======    =======     =====    ======    =======    =======

     Strengths

     Quality Properties. Our operations are focused in four geographically concentrated areas: the Gulf of Mexico, East Texas / North Louisiana, Southeast
Texas and South Texas regions, which account for approximately 31%, 31%, 20% and
8% of our proved reserves, respectively. We have high price realizations relative to benchmark prices for natural gas and crude oil production. We also have favorable operating costs which result in us having high cash margins.
Finally, our properties have an average reserve life of approximately 15.0 years and have extensive development and exploration potential.

                                        5

     Successful Exploration and Development Program. In 2002, we spent $35.3 million on the exploitation and development of our oil and natural gas properties for development drilling, recompletions, workovers and production facilities. Overall, we drilled 27 development wells, 11.7 net to us, with a 96%
success rate. We also had a successful exploratory drilling program in 2002, spending a total of $31.1 million to drill 20 wells, 7.6 net to us, with a 75%
success rate. We spent an additional $4.3 million in acquiring new acreage in
2002 to support our exploration program.

     Successful Acquisitions. We have had significant growth over the years as a result of acquisitions. Since 1991, we have added 711.7 Bcfe of proved oil and natural gas reserves from 29 acquisitions at an average cost of $0.84 per Mcfe.
Our application of strict economic and reserve risk criteria have enabled us to successfully evaluate and integrate our previous acquisitions.

     Efficient Operator. We operate 60% of our proved oil and natural gas reserve base as of December 31, 2002. This allows us to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

     High Price Realizations. The majority of our wells are located in areas which can access attractive natural gas and crude oil markets. In addition, our natural gas production has a relatively high Btu content of approximately 1,079
Btu. Our crude oil production has a favorable API gravity of approximately 40 degrees. Due to these factors, we have relatively high price realizations compared to benchmark prices. In 2002 our average natural gas price, before gains from hedging activities, was $3.26 per Mcf, which represented a $0.04 premium to the 2002 NYMEX average monthly settlement price. Also in 2002, our average crude oil price was $24.95 per barrel, which represented a $2.04 barrel premium to the average monthly West Texas Intermediate crude oil price for 2002 posted by Koch Industries, Inc.

     High Cash Margins. As a result of our quality properties, higher price realizations and efficient operations, we believe we have higher cash margins than most of our competitors. Consequently, our oil and natural gas reserves have a higher value per Mcfe than reserves that generate lower cash margins.

Business Strategy

     Exploit Existing Reserves. We seek to maximize the value of our oil and natural gas properties by increasing production and recoverable reserves through active workover, recompletion and exploitation activities. We utilize advanced industry technology, including 3-D seismic data, improved logging tools, and formation stimulation techniques. During 2002, we spent approximately $22.9 million to drill 27 development wells, 11.7 net to us, of which 26 wells, 10.7 net to us, were successful, representing a success rate of 96%. In addition, we spent approximately $12.4 million for new production facilities, leasehold costs and for recompletion and workover activities. For 2003, we have budgeted $49.0 million for development drilling and for workover and recompletion activity.

     Pursue Exploration Opportunities. We conduct exploration activities to grow our reserve base and to replace our production each year. In 2002 we replaced
131% of our 2002 production from new discoveries. In 2002, we spent approximately $31.1 million to drill 20 exploratory wells, 7.6 net to us, of which 15 wells, 5.3 net to us, were successful, representing a success rate of
75%. We also spent $4.3 million in acquiring new acreage in 2002 to support our exploration program. We have budgeted $51.0 million in 2003 for exploration activities which will be focused primarily in the Gulf of Mexico, Southeast
Texas and South Texas regions.

                                        6

     Maintain Low Cost Structure. We seek to increase cash flow by carefully controlling operating costs and general and administrative expenses. Our average oil and gas operating costs per Mcfe were $0.82 in 2002 and our general and administrative expenses per Mcfe averaged only $0.12 in 2002.

     Acquire High Quality Properties at Attractive Costs. We have a successful track record of increasing our oil and natural gas reserves through opportunistic acquisitions. Since 1991, we have added 711.7 Bcfe of proved oil and natural gas reserves from 29 acquisitions at a total cost of $598.3 million, or $0.84 per Mcfe. The acquisitions were acquired at an average of 63% of their present value of proved reserves in the year the acquisitions were completed. We apply strict economic and reserve risk criteria in evaluating acquisitions. We target properties in our core operating areas with established production and low operating costs that also have potential opportunities to increase production and reserves through exploration and exploitation activities.

     Maintain Flexible Capital Expenditure Budget. The timing of most of our capital expenditures is discretionary because we have not made any significant long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures according to market conditions. We anticipate spending approximately $125.0 million on development and exploration projects in 2004. We intend to primarily use operating cash flow to fund our drilling expenditures in 2004. We may also make additional property acquisitions in 2004 that would require additional sources of funding. Such sources may include borrowings under our bank credit facility or sales of our equity or debt securities.

                                        7

                                  RISK FACTORS

     The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

     Our revenues, profitability and cash flow is dependent upon the prices for oil and natural gas and these prices are volatile.

     Our business is dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. The prices we receive for our oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control, including, without limitation:

     o    seasonality;

     o    imports of crude oil and natural gas;

     o    political conditions in other oil-producing and natural gas-producing countries;

     o    the actions of the Organization of Petroleum Exporting Countries;

     o    domestic government regulation, legislation and policies;

     o    price and availability of alternative fuels; and

     o    overall economic conditions.

     Any continued and extended decline in the price of crude oil or natural gas will adversely affect our:

     o    revenues, profitability and cash flow from operations;

     o    value of our proved oil and natural gas reserves;

     o    the economic viability of certain of our drilling prospects;

     o    borrowing capacity; and

     o    ability to obtain additional capital.

     In order to reduce our exposure to price risks, we may enter into oil and natural gas price swap arrangements to hedge a portion of our anticipated sales.
Such arrangements may limit our ability to benefit from increases in oil and natural gas prices. Although we are not currently experiencing any significant involuntary curtailment of our natural gas production, market, economic and regulatory factors may in the future materially affect our ability to sell our natural gas production.

We plan to pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

     Our growth in recent years is attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable.
However, we cannot assure you that suitable acquisition candidates will be

                                        8

identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

     The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

     o    recoverable reserves;

     o    exploration potential;

     o    future oil and natural gas prices;

     o    operating costs; and

     o    potential environmental and other liabilities.

     In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices.
The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

     Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the Gulf of Mexico, East Texas/North Louisiana,
Southeast Texas, South Texas, the Illinois Basin and the Mid-Continent regions, we may pursue acquisitions or properties located in other geographic areas.

We have substantial debt and debt service requirements which could adversely affect our operations and limit our growth.

Large Amount of Debt

     We have substantial debt and debt service requirements. As of September 30,
2003, our ratio of total debt to total capitalization was approximately 53%.

Consequences of Debt

     Our substantial debt will have important consequences, including, without limitation:

     o    a substantial portion of our cash flow from operations will be required to make debt service payments;

     o    our ability to borrow additional amounts for working capital, capital expenditures (including acquisitions) or other purposes will be limited; and

     o    our debt could limit our ability to capitalize on significant business opportunities, our flexibility in planning for or reacting to changes in market conditions and our ability to withstand competitive pressures and economic downturns.

                                       9

     In addition, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our debt. Moreover, our ability to meet our debt service obligations and to reduce our total debt will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements.

Restrictive Debt Covenants

     Our bank credit facility contains a number of significant covenants. These covenants will limit our ability to, among other things:

     o    borrow additional money;

     o    merge, consolidate or dispose of assets;

     o    make certain types of investments;

     o    enter into transactions with our affiliates; and

     o    pay dividends.

     Our failure to comply with any of these covenants would cause a default under our bank credit facility and the indenture governing the notes. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us.
Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

We may not have sufficient funds to meet our substantial capital requirements.

     We make, and will continue to make, substantial capital expenditures for the acquisition, development and exploration of oil and natural gas reserves.
Historically, we have financed these expenditures primarily with cash generated by operations, bank borrowings and the sale of equity securities and non-
strategic assets. We believe that we will have sufficient cash provided by operating activities to fund anticipated capital expenditures other than significant acquisitions. We intend to borrow under our bank credit facility or to obtain other debt or equity financing as needed to finance future acquisitions. If revenues or our borrowing base decrease as a result of lower oil and natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future development programs and to pursue acquisition opportunities may be limited. We cannot assure you that additional debt or equity financing or cash generated from operations will be available to meet these requirements. If we need additional funds, our inability to raise such funds may adversely affect our operations.

Our future production and revenues depend on our ability to replace our reserves.

     Our future production and revenues depend upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are

                                       10

depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you, however, that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Our drilling activities are subject to many risks.

     Our drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including, without limitation:

     o    title problems;

     o    adverse weather conditions;

     o    compliance with governmental requirements; and

     o    shortages or delays in the delivery of equipment and services.

Our operations are subject to operating hazards and uninsured risks.

     Our operations are subject to all of the risks normally associated with the exploration for and the production of oil and natural gas, including, without limitation, blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, we may from time to time conduct relatively deep drilling which will involve increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. We cannot assure you that our insurance will adequately cover any losses or liabilities. Furthermore, we cannot predict the continued availability of insurance, or availability at commercially acceptable prices.

We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than us, could adversely affect our results of operations.

     The oil and natural gas industry is highly competitive in the search for and development and acquisition of reserves. Our competitors for the acquisition, development and exploration of oil and natural gas properties and capital to finance such activities, include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to close transactions in a highly competitive environment.

                                       11

There are many uncertainties in estimating reserves and future net cash flows.

     There are many uncertainties in estimating quantities and values of proved reserves, projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The present value of the future net cash flows attributable to our proved oil and natural gas reserves set forth in this prospectus and in documents incorporated into this prospectus are estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. Thus, the information set forth in this prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, borrowing base under our bank credit facility, future prospects and the market value of our securities.

If we are unsuccessful at marketing our oil and gas at commercially acceptable prices, our profitability will decline.

     Our ability to market oil and gas at commercially acceptable prices depends on, among other factors, the following:

     o    the availability and capacity of gathering systems and pipelines;

     o    federal and state regulation of production and transportation;

     o    changes in supply and demand; and

     o    general economic conditions.

     Our inability to respond appropriately to changes in these factors could negatively effect our profitability.

We are subject to extensive governmental regulation, including environmental regulations, that may adversely affect our costs.

     Our business is affected by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. Our business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment of wells, the discharge of materials into the environment or otherwise relating to environmental protection. Sanctions for noncompliance with these laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders.
These laws sometimes apply retroactively. In addition, a party can be liable for environmental damage without regard to that party's negligence or fault.
Therefore, we could have liability for the conduct of others, or for acts that were in compliance with all applicable laws at the time we performed them.
Environmental laws have become more stringent over the years. In addition, the

                                       12

modification or interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could limit well servicing opportunities. We cannot assure you that present or future regulation will not adversely affect our operations.

We depend on our key personnel and the loss of any of these individuals could have a material adverse effect on our operations.

     We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison,
President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison or any of those other individuals could have a material adverse effect on our operations.

Shortage of rigs, equipment, supplies or qualified personnel may restrict our operations.

     Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rise with increases in the number of active rigs in service. Shortages of drilling rigs, equipment or supplies could delay or restrict our exploration and development operations, which in turn could adversely affect our financial condition and results of operations.

Terrorist attacks and continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business.

     The terrorist attacks that took place in the United States on September 11,
2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on our business is not known at this time. Uncertainties surrounding continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business in unpredictable ways.

                                 USE OF PROCEEDS

     The selling security holders will receive all of the proceeds from the sale of the shares of our common stock and we will not receive any proceeds from the sale of those shares.

                                       13

                            SELLING SECURITY HOLDERS

     The following table sets forth information as of January 22, 2004 regarding the selling security holders and the shares of common stock owned by them and the shares that they (and their pledges, donees and transferees) may offer and sell from time to time under this prospectus.

     Name and                   Number of
    Address of                   Shares         Number of      Before Offering  After Offering
  Selling Security             Beneficially      Shares         Percentage of    Percentage of
      Holder                    Owned(1)(2)    Offered(1)(2)    Common Stock     Common Stock
------------------------       ------------    ------------     ------------     ------------

Gary W. Blackie                   955,000         655,000           2.7%             0.9%
   600 Travis St.
   Suite 6275
   Houston Texas 77002
Sally L. Blackie                  451,225         445,000           1.3%              --
   5900 Highway 290 East
   Brenham, Texas 77833
Wayne L. Laufer                 1,338,300       1,100,000           3.8%             0.7%
   20021 120th Ave. N.E.
   Suite 202
   Bothell, Washington 98021
Gregory T. Marin                   20,200          20,000           0.1%              --
   600 Travis St.
   Suite 6275
   Houston, Texas 77002
                               -----------     ------------
                                2,764,725       2,220,000           7.6%             1.5%
                               ===========     ============

     (1)  Includes shares issuable upon exercise of common stock purchase warrants at exercise prices ranging from $6.48 to $18.70 per share.
     (2)  Includes 120,000 warrants which have not vested pursuant to the terms of the Exploration Agreements.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling security holders.
The shares may be sold by the selling security holders or by pledges, donees, transferees or other successors in interest. We are paying all costs, expenses and fees in connection with the registration of the shares offered hereby.
Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling security holders (or their pledges, donees, transferees or other successors in interest).

     Sales of shares may be effected from time to time in transactions (which may include block transactions) on the New York Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at privately negotiated prices. The selling security holders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both
(which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required under the Securities Act of 1933, the aggregate amount of selling security holders' shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Sales of selling security holders' shares may also be made pursuant to Rule 144 under the
Securities Act of 1933, where applicable, and any other legally available means.

                                       14

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling security holders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the
Securities Act of 1933. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Liabilities under the federal securities laws cannot be waived.

     Because the selling security holders may be deemed to be "underwriters"
within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to prospectus delivery requirements under the Securities
Act. Furthermore, in the event of a "distribution" of the shares, such selling security holder, any selling broker or dealer and any "affiliated purchasers"
may be subject to Regulation M under the Securities Exchange Act of 1934, which
Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits, with certain exceptions, any "stabilizing bid"
or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     The selling security holders may be entitled under agreements entered into with us to indemnification against liabilities under the Securities Act of 1933.

                         SEC POSITION ON INDEMNIFICATION

     Under our bylaws, our directors and officers are indemnified against certain causes of action. Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, the registrant, has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                 LEGAL MATTERS

     Locke Liddell & Sapp LLP, will issue an opinion for us regarding the legality of the securities offered by this prospectus and applicable prospectus supplement. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

                                       15

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory note that refers to a restatement of the consolidated financial statements as of December 31, 2002 and for the two-year period then ended. The audit report covering the December 31, 2001 consolidated financial statements also refers to a change in our method for accounting for derivative financial instruments.

     With respect to the unaudited interim financial information for the periods ended March 31, 2003, incorporated by reference herein, KPMG has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our
Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated by reference herein, stated that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the
Securities Act of 1933. The review report covering the March 31, 2003 financial statements refers to a change in the method of accounting for asset retirements obligations related to the adoption of Statement of Financial Accounting
Standards No. 143, "Accounting for Asset Retirement Obligations."

     On May 16, 2003, we filed a Current Report on Form 8-K announcing that our audit committee engaged Ernst & Young LLP as our independent public accountants for fiscal 2003, replacing KPMG LLP. The decision to change independent public accountants was not the result of any disagreement with KPMG LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure. With respect to the unaudited interim financial information for the periods ended June 30, 2003 and September 30, 2003, which are included in our Form 10-Q`s for the periods ended June 30, 2003 and September 30, 2003 and which are incorporated herein by reference, Ernst & Young LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in our Quarterly
Report on Form 10-Q for the quarter ended June 30, 2003 and Form 10-Q for the quarter ended September 30, 2003 incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information.
Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.
Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

     Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31,
2000, 2001 and 2002, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

                                       16

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange
Act of 1934, and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of the reports, proxy statements and any other information that we file at the SEC's
Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may
obtain information on the operation of the Public Reference Room by calling the
SEC at 1-800-SEC- 0330. In addition, the SEC maintains a website at
http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
We also maintain a website at http://www.comstockresources.com; however, the information contained at this website does not constitute part of this prospectus. Reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange, 20 Broad Street, New
York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 under the
Securities Act of 1933, with respect to the securities offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its web site.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934
until the offering of the securities described herein is terminated:

     o    Our Annual Report on Form 10-K for the year ended December 31, 2002;

     o    Our Quarterly Report on Form 10-Q for the three months ended March 31,
          2003;

     o    Our Quarterly Report on Form 10-Q for the six months ended June 30,
          2003;

     o    Our Quarterly Report on Form 10-Q for the nine months ended September
          30, 2003;

     o    Our Proxy Statement on Schedule 14A filed with the SEC on April 22,
          2003 for the 2003 annual meeting of stockholders;

     o    Our Current Report on Form 8-K dated February 18, 2003;

     o    Our Current Report on Form 8-K dated March 21, 2003;

     o    Our Current Report on Form 8-K dated May 7, 2003;

     o    Our Current Report on Form 8-K dated May 5, 2003;

     o    Our Current Report on Form 8-K dated May 13, 2003;

                                       17

     o    Our Current Report on Form 8-K dated May 16, 2003;

     o    Our Current Report on Form 8-K dated August 7, 2003;

     o    Our Current Report on Form 8-K dated November 5, 2003;

     o    Our Current Report on Form 8-K/A dated November 7, 2003; and

     o    Our Registration Statement on Form 8-A registering our common stock filed with the SEC on September 6, 1996.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person's written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

                            Comstock Resources, Inc.
                Attention: Roland O. Burns, Senior Vice President
                      5300 Town and County Blvd., Suite 500
                               Frisco, Texas 75034
                        Telephone number: (972) 668-8800

                                       18

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby.
With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

                   SEC registration fee ...........  $ 3,369
                   Legal fees and expenses ........    5,000
                   Accounting fees and expenses ...    7,500
                   Miscellaneous ..................      131
                                                     -------
                        Total .....................  $16,000
                                                     =======

Item 15. Indemnification of Directors and Officers.

     Section 78.7502 of the General Corporation Law of Nevada permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

     With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of our board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the General Corporation law of Nevada permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

                                      II-1

     Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

     Article VI, "Indemnification of Directors, Officers, Employees and Agents",
of our bylaws provides as follows with respect to indemnification of our directors, officers, employees and agents:

     "Section 1. To the fullest extent allowed by Nevada law, any director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

          (a)  an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or

          (b)  the payment of dividends in violation of N.R.S. 78.300.

     Section 2. The Corporation shall indemnify each director, officer, employee and agent, now or hereafter serving the Corporation, each former director, officer, employee and agent, and each person who may now or hereafter serve or who may have heretofore served at the Corporation's request as a director, officer, employee or agent of another corporation or other business enterprise, and the respective heirs, executors, administrators and personal representatives of each of them against all expenses actually and reasonably incurred by, or imposed upon, him in connection with the defense of any claim, action, suit or proceeding, civil or criminal, against him by reason of his being or having been such director, officer, employee or agent, except in relation to such matters as to which he shall be adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty.
For purposes hereof, the term "expenses" shall include but not be limited to all expenses, costs, attorneys' fees, judgements (including adjudications other than on the merits), fines, penalties, arbitration awards, costs of arbitration and sums paid out and liabilities actually and reasonably incurred or imposed in connection with any suit, claim, action or proceeding, and any settlement or compromise thereof approved by the Board of Directors as being in the best interests of the Corporation. However, in any case in which there is no disinterested majority of the Board of Directors available, the indemnification shall be made: (1) only if the Corporation shall be advised in writing by counsel that in the opinion of counsel (a) such officer, director, employee or agent was not adjudged or found liable for gross negligence or willful misconduct in the performance of duty as such director, officer, employee or agent or the indemnification provided is only in connection with such matters as to which the person to be indemnified was not so liable, and in the case of settlement or compromise, the same is in the best interests of the Corporation;
and (b) indemnification under the circumstances is lawful and falls within the provisions of these Bylaws; and (2) only in such amount as counsel shall advise the Corporation in writing is, in his opinion, proper. In making or refusing to make any payment under this or any other provision of these Bylaws, the
Corporation, its directors, officers, employees and agents shall be fully protected if they rely upon the written opinion of counsel selected by, or in the manner designated by, the Board of Directors.

     Section 3. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in these Bylaws.

                                      II-2

     Section 4. The Corporation may indemnify each person, though he is not or was not a director, officer, employee or agent of the Corporation, who served at the request of the Corporation on a committee created by the Board of Directors to consider and report to it in respect of any matter. Any such indemnification may be made under the provisions hereof and shall be subject to the limitations hereof, except that (as indicated) any such committee member need not be nor have been a director, officer, employee or agent of the Corporation.

     Section 5. The provisions hereof shall be applicable to actions, suits or proceedings (including appeals) commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

     Section 6. The indemnification provisions herein provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or by law or statute, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the
Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and persons described in Section 4 of this
Article VI above, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the
Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws."

Item 16. Exhibits.

        Exhibit No.                        Description

          3.1(a)    Restated Articles of Incorporation of Comstock (incorporated by reference to Exhibit 3.1 to Comstock's Annual Report on
                    Form 10-K for the year ended December 31, 1995).

          3.1(b)    Certificate of Amendment to the Restated Articles of
                    Incorporation of Comstock dated July 1, 1997 (incorporated herein by reference to Exhibit 3.1 to Comstock's Quarterly
                    Report on Form 10-Q for the quarter ended June 30, 1997).

          3.2       Bylaws of Comstock (incorporated by reference to Exhibit 3.2 to Comstock's Registration Statement on Form S-3, dated
                    October 25, 1996).

          4.1*      Specimen Stock Certificate.

          4.2       Rights Agreement dated as of December 14, 2000, by and
                    between Comstock and American Stock Transfer and Trust
                    Company, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A dated
                    January 11, 2001).

          4.3       Certificate of Designation, Preferences and Rights of Series
                    B Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 2 to our Registration Statement on
                    Form 8-A dated January 11, 2001).

                                      II-3

         10.12      Exploration Agreement dated July 31, 2001 by and between
                    Comstock and Bois d' Arc Offshore Ltd. (incorporated by
                    reference to Exhibit 10.2 to our Quarterly Report on Form
                    10-Q for the quarter ended June 30, 2001).

         10.13      Warrant Agreement dated July 31, 2001 by and between
                    Comstock and Gary W. Blackie and Wayne L. Laufer
                    (incorporated herein by reference to Exhibit 10.1 to our
                    Quarterly Report on Form 10-Q for the quarter ended June 30,
                    2001).

          5.1*      Opinion of Locke Liddell & Sapp LLP as to the validity of
                    the common stock being registered hereunder.

         15.1*      Letter of Ernst & Young LLP as to unaudited interim
                    financial information.

         15.2*      Letter of KPMG LLP as to unaudited interim financial
                    information.

         23.1*      Consent of Locke Liddell & Sapp LLP (Included in Exhibit
                    5.1).

         23.2*      Consent of KPMG LLP.

         24.1*      Power of Attorney (Included on the Signature Page to the
                    Registration Statement).

     * Filed herewith.

                                      II-4

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i)   To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;
          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the
                information set forth in this registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration
                statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the
          Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and
     Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities
     (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                     II-5

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on January 22, 2004.

                                       COMSTOCK RESOURCES, INC.
                                       By: /s/M. JAY ALLISON
                                           ------------------
                                           M. Jay Allison
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints M. Jay Allison and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)
to this Registration Statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                      Title                              Date

/s/M. JAY ALLISON       President, Chief Executive Officer,    January 22, 2004
--------------------    Chairman of the Board of Directors,
M. Jay Allison          Director (Principal Executive Office)

/s/ROLAND O. BURNS      Senior Vice President, Chief Financial January 22, 2004
--------------------    Officer, Director (Principal Financial
Roland O. Burns         and Accounting Officer)

/s/DAVID K. LOCKETT     Director                               January 22, 2004
--------------------
David K. Lockett

/s/CECIL E. MARTIN, JR. Director                               January 22, 2004
--------------------
Cecil E. Martin, Jr.

/s/DAVID W. SLEDGE      Director                               January 22, 2004
--------------------
David W. Sledge

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